                                                                    Exhibit 99.1

                                                                          [LOGO]
                                                                         Premcor

                                                                 Premier People,
                                                           Products and Services

NEWS RELEASE ------------------------------------------
                                                         Premcor Inc.
                                                         1700 East Putnam
                                                         Suite 500
                                                         Old Greenwich, CT 06870
                                                         203-698-7500
                                                         203-698-7925 fax

                      PREMCOR PRICES SENIOR NOTES OFFERING

     OLD GREENWICH, Connecticut, January 28, 2003 - Premcor Inc. (NYSE:PCO) announced today that its wholly-owned subsidiary, The Premcor Refining Group Inc. ("PRG"), has priced an offering of an aggregate $525 million in Senior Notes at par under the following terms:

     . $175 million due 2010 at 9.25 percent; and . $350 million due 2013 at 9.5 percent.

     PRG expects to use the net proceeds from the offering to finance, in part, the recently announced acquisition from The Williams Companies of its refinery and related supply and distribution assets located in and around Memphis, Tennessee, to purchase certain Memphis refinery inventory and other working capital assets, to repay $240 million in principal amount of PRG's floating rate notes due 2003 and 2004, and for general corporate purposes. Completion of the offering is expected to occur on February 11, 2003 and is contingent upon, among other things, PRG amending its bank credit agreement.

     The Notes are offered pursuant to Rule 144A of the Securities Act of 1933. The Notes have not been registered under the Securities Act of 1933 and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

     Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, future acquisitions and related financing transactions, and planned debt reductions. Words such as "expects,"

"intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiaries, Premcor USA Inc. and The Premcor Refining Group Inc., including the company's Form S-1 and the company's and its subsidiaries' quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

                                       ###
Contacts:
Premcor Inc.
Joe Watson, (203) 698-7510 (Media/Investors)
Karen Davis, (314) 854-1424 (Investors)
Michael Taylor, (314) 719-2304 (Investors)